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                                                                   Exhibit 10.10

                       Spanish Broadcasting System, Inc.
                       26 W. 56th Street
                       New York, NY  10019


                                  February 5, 1997

Carey Davis
400 Central Park West #15D
NYC, NY 10025

     RE:  WPAT-FM, WSKQ-FM AND WXLX-AM

Dear Mr. Davis:

     The following is a memorandum to confirm our understanding with respect to Spanish Broadcasting System, Inc. ("Employer") employing you to be the Vice President and General Manager of Radio Stations WPAT-FM, WSKQ-FM, and WXLX-AM ("Stations"). The terms are as follows:

1. Function - Vice President and General Manager of the Stations and reporting to Raul Alarcon, Jr.

2. Term - Commencing on February 17, 1997 and ending on midnight February 16, 2000.

3. Salary - $225,000 per year plus a bonus based upon cash flow of the Stations as outlined in Exhibit A attached hereto. There shall be no reduction in salary and the calculation of the bonus shall be equitably adjusted if a AM Station is sold.

4. Expenses and Benefits - Reimbursement for reasonable expenses including provision for entertainment as approved by Employer's CFO. Health insurance and other group benefits given to the executives of the Employer. An automobile and expenses for the automobile as approved by the Employer's CFO including parking.

5. Termination - Employment can be terminated for cause upon four weeks prior notice or pay in lieu of notice. Employer can terminate without cause upon prior notice given not earlier than nine months after the commencement of the term of the agreement and the payment of one year's severance pay plus health benefits per COBRA.

6. Attorney's Fees - In the event of any action involving this agreement, the prevailing party shall be entitled to its reasonable attorney's fees and disbursements in addition to damages.


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7.   Non-Compete - 3 months non-compete in Spanish radio in New York City.

8.   Mitigation - There shall be no mitigation of the severance pay.

9. Other Provisions - There shall be other customary and usual provisions as set forth in an agreement for a General Manager.

     The foregoing memorandum shall serve as the agreement between the parties until a more definitive agreement is executed on or before March 15, 1997.

     If the foregoing is in accordance with our understanding please sign and return a copy to us.


                                             Very truly yours,
                                             Spanish Broadcasting System, Inc.


                                             By /s/ Raul Alarcon, Jr.
                                                ------------------------------
                                                Raul Alarcon, Jr., President

     Accepted and Agreed:

     /s/ Carey Davis
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     Carey Davis
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                                   Exhibit A

                  Bonus Based On Stations' Broadcast Cash Flow

Achieving the budgeted Stations' broadcast cash flow would provide you with a quarterly bonus of $50,000.

Exceeding the budgeted broadcast cash flow number would provide you an additional 5% for every 1% over the broadcast cash flow budget.

Missing the broadcast cash flow budget by more than 20% results in no bonus and for each 1% of budget achieved over 80%, you would receive 5% of the bonus.

The bonus would be calculated on a quarterly basis with the period from February 17, 1997 to March 31, 1997 being pro-rated.

The quarterly bonus would be paid within 30 days after the end of a quarter. If any one of the Stations is sold, the revenue and expenses for that Station would be deleted from the calculation.